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                                                                                                               EXHIBIT 12 (B)
-----------------------------------------------------------------------------------------------------------------------------
                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
-----------------------------------------------------------------------------------------------------------------------------

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                   PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS


                                                                                                                  12 Months
                                                                                                                    Ended
                                                                YEARS ENDED DECEMBER 31,                          March 31,
                                         ------------  -------------  ------------  ------------  -------------  ------------
                                            1995           1996          1997          1998           1999          2000
                                         ------------  -------------  ------------  ------------  -------------  ------------

Earnings as Defined in Regulation S-K
Net Income (B)                                  $617           $535          $528          $602           $653          $731
Income Taxes (C)                                 326            268           256           404            510           551
Fixed Charges                                    419            438           450           446            450           453
                                         ------------  -------------  ------------  ------------  -------------  ------------
Earnings                                      $1,362         $1,241        $1,234        $1,452         $1,613        $1,735
                                         ============  =============  ============  ============  =============  ============

Fixed Charges as Defined in Regulation
   S-K (D):

Total Interest Expense                          $407           $399          $395          $390           $394          $397
Interest Factor in Rentals                        12             11            11            11             10            10
Subsidiaries' Preferred Securities
    Dividend Requirements                         --             28            44            45             46            46
Preferred Stock Dividends                         49             23            12             9              9             8
Adjustment to Preferred Stock
    Dividends to state on a pre-income
    tax basis                                     24             12             6             6              7             6
                                         ------------  -------------  ------------  ------------  -------------  ------------
Total Fixed Charges                             $492           $473          $468          $461           $466          $467
                                         ============  =============  ============  ============  =============  ============

Ratio of Earnings to Fixed Charges              2.77           2.62          2.64          3.15           3.46          3.72
                                         ============  =============  ============  ============  =============  ============

(A) The term "earnings" shall be defined as pretax income from continuing operations. Add to pretax income the amount of fixed charges adjusted to exclude (a) the amount of any interest capitalized during the period and
     (b) the actual amount of any preferred stock dividend requirements of majority-owned subsidiaries which were included in such fixed charges amount but not deducted in the determination of pretax income.

(B)  Excludes extraordinary item.

(C) Includes State income taxes and Federal income taxes for other income and excludes taxes applicable to extraordinary item.

(D) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense, (c) an estimate of interest implicit in rentals, and (d) preferred securities dividend requirements of subsidiaries and preferred stock dividends, increased to reflect the pretax earnings requirement for Public Service Electric and Gas Company.

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